UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
December 20, 2006

Exact name of registrant	Address of principal	State or other jurisdiction of
as specified in its	executive offices; zip code;	incorporation or
charter; Commission	registrant’s telephone	organization; IRS Employer
File No.:	number, including area code:	Identification No.:

Duquesne Light	411 Seventh Avenue	Pennsylvania
Holdings, Inc.	Pittsburgh, PA 15219	25-1598483
1-10290	412-393-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     As previously reported in a Form 8-K dated September 1, 2006, Duquesne Light Holdings (“Holdings”) entered into a $200 million unsecured term loan facility (the “facility”). The facility was funded on September 1, 2006 and the final maturity date is September 1, 2011. However, in the event Holdings’ proposed merger (the “Merger”) with a consortium led by Macquarie Infrastructure Partners and Diversified Utility and Energy Trusts (“the Macquarie Consortium”) is (i) not consummated or (ii) is consummated but not with the proceeds of debt that the Macquarie Consortium is raising to partially finance the Merger (“the DLH Acquisition Debt”), Holdings must prepay the facility on the one-year anniversary of the date that is earliest to occur of (x) January 5, 2008, (y) the date of termination of the Merger Agreement, and (z) the date of consummation of the Merger other than with the proceeds of DLH Acquisition Debt.
     Prior to the Merger consummation date, the facility is subject to the same terms and conditions as Holdings’ current $250 million Revolving Credit Facility dated July 27, 2005 (the “Revolver”) which include but are not limited to (i) a cross-default if Holdings or any of its subsidiaries defaults on any payment due under any indebtedness exceeding $50 million, (ii) maintaining a maximum debt-to-capitalization ratio of 65% as defined by the Revolver, and (iii) maintaining a minimum interest coverage ratio of 2-to-1 as defined by the Revolver.
     From and after the Merger consummation date, the terms and conditions of the facility will automatically change to match those of the DLH Acquisition Debt, and the facility will be consolidated with the DLH Acquisition Debt facility. On December 20, the facility was amended and restated to specify the terms and conditions that will be in effect after the Merger. Those terms and conditions as defined in the facility include, but are not limited to the following:
•	Amounts outstanding under the facility will bear interest rates of LIBOR plus a margin of 0.625% to 1.75% depending upon the credit ratings in effect from time to time or, at Holdings’ discretion, an alternate base rate.

•	Holdings’ cash will be subject to a “lock-up” agreement if Holdings fails to meet certain cash flow tests. Cash flow generated during lock-up events will be held in a secured collateral account, subject to release in specified circumstances as necessary for required operation and maintenance, legally mandated capital expenditures and taxes. If the lock-up events continue for three or more consecutive quarterly test periods, the cash trapped during the quarter ending six months prior (on a rolling basis) will be swept and used to prepay the facility.

•	Holdings is required to maintain financial ratios including (a) Group Funds from Operations (“FFO”) less Non-Discretionary Capital Expenditures/Total Interest of 1.25x; (b) Cash Available for Borrower Debt Service/Borrower Net Interest 1.25x; and (c) FFO less Borrower Net Interest/Total Indebtedness of 7.00% (does not apply if investment grade rating from both Moody’s and S&P).

•	Holdings and its material operating subsidiaries will be subject to certain restrictions on paying dividends; and

•	The facility will be unsecured unless Holdings’ unsecured credit ratings fall below BB+ or Ba1, at which point there will be a pledge by Holdings over the shares of its wholly owned and material subsidiaries.
     Capitalized, undefined terms used above have the definitions assigned them in the Amended and Restated Loan Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
          The information set forth in Item 2.03 is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(c)	Exhibits

10.1	Loan Agreement, dated as of September 1, 2006, and Amended and Restated as of December 20, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Duquesne Light Holdings, Inc. (Registrant)

Date December 21, 2006	/s/ Mark E. Kaplan

(Signature)
Mark E. Kaplan
Senior Vice President and
Chief Financial Officer